Contacts:
Media – Blair Fasbender Rosenberg
646-429-6032
media@macys.com

Investors – Monica Koehler
513-579-7780
investors@macys.com

Macy’s, Inc. Reports Second Quarter 2018 Earnings

Strong second quarter and first half 2018 driven by improved performance in stores and continued growth of digital.

Company raises annual sales and earnings guidance.

CINCINNATI--August 15, 2018-- Macy’s, Inc. (NYSE: M) today reported results for the second quarter of 2018 and provided updated annual sales and earnings guidance for fiscal 2018.

For the second quarter, the company achieved earnings per diluted share of $0.53, or $0.70 excluding impairment and other costs, settlement charges and losses on the early retirement of debt. This compares to $0.36 per share in the second quarter of 2017, or $0.46 excluding settlement charges and gains on the early retirement of debt. When also excluding asset sale gains, earnings per diluted share were $0.59 in the second quarter of 2018, compared to $0.37 per share in the second quarter of 2017.

The company reported comparable sales on an owned basis that were flat in the second quarter of 2018 compared to the second quarter of 2017. On an owned plus licensed basis, comparable sales were up 0.5 percent for the second quarter of 2018. Due to the 53-week calendar in fiscal 2017, there have been some timing adjustments in the company’s typical promotional calendar, including the shift in the spring Friends & Family promotion. As reported earlier, this shift caused a positive impact in the first quarter of 2018 of approximately 250 basis points. The shift also caused a negative impact of approximately 240 basis points in the second quarter, as compared to 2017. Adjusting for this shift, the company estimates that comparable sales on an owned plus licensed basis were up 2.9 percent for the second quarter.

When looking at the first half of 2018, comparable sales on an owned basis were up 1.9 percent compared to the first half of 2017. On an owned plus licensed basis, comparable sales were up 2.3 percent for the first half of 2018.

“Macy's, Inc. delivered strong performance in the first half of the year, and we are pleased to report our third consecutive quarter of comparable sales growth. Macy's, Bloomingdale's and Bluemercury all performed well. It is encouraging to see the continued strengthening of our brick & mortar business where we saw trend improvements across the portfolio, led by our Growth50 stores. The combination of healthy stores, robust e-commerce and a great mobile experience is Macy's recipe for success. We are focused on improving our customer journey every step of the way because we know that our customers expect a great experience whenever and wherever they engage with our brands,” said Jeff Gennette, Macy's, Inc. chairman and chief executive officer. “We also continue to be disciplined with inventory management, which allows us to give our customers more fashion and freshness, while increasing sales and improving gross margin.”

“Our strategic initiatives are gaining traction. They contributed to our first half results and will continue to have a positive impact on our performance in the back half of the year. This, combined with continued strong execution and a healthy consumer spending environment, gives us confidence to raise sales and earnings guidance for fiscal 2018,” continued Gennette. “We have momentum in the business, powered by our 130,000 colleagues who are focused on how best to serve our customers every day.”

Sales

Net sales in the second quarter of 2018 totaled $5.572 billion, a decrease of 1.1 percent, compared with net sales of $5.636 billion in the second quarter of 2017.

For the first half of 2018, Macy’s, Inc. net sales totaled $11.112 billion, up 1.1 percent from net sales of $10.986 billion in the first half of 2017.

Operating Income and Net Income

Macy’s, Inc. operating income for the second quarter of 2018 totaled $303 million, or 5.4 percent of sales, compared to $282 million, or 5.0 percent of sales, for the second quarter of 2017. Excluding impairment and other costs of $17 million, operating income for the second quarter of 2018 totaled $320 million, or 5.7 percent of sales. There were no impairment and other costs in the second quarter of 2017.

For the first half of 2018, Macy’s, Inc. operating income totaled $541 million, or 4.9 percent of sales, compared to $501 million, or 4.6 percent of sales, for the first half of 2017. Excluding impairment and other costs of $36 million, operating income for the first half of 2018 totaled $577 million, or 5.2 percent of sales. There were no impairment and other costs in the first half of 2017.

Net income attributable to Macy's, Inc. shareholders for the second quarter of 2018 totaled $166 million, or 3.0 percent of sales, compared to $111 million, or 2.0 percent of sales, for the second quarter of 2017. Excluding impairment and other costs, settlement charges and losses on the early retirement of debt, net income for the second quarter of 2018 totaled $219 million, or 3.9 percent of sales. Excluding settlement charges and gains on the early retirement of debt, net income for the second quarter of 2017 totaled $141 million, or 2.5 percent of sales. When also excluding asset sale gains, net income for the second quarter of 2018 totaled $185 million, or 3.3 percent of sales, compared to $114 million, or 2.0 percent of sales, in the second quarter of 2017.

For the first half of 2018, Macy’s, Inc. net income totaled $306 million, or 2.8 percent of sales, compared to $189 million, or 1.7 percent of sales for the first half of 2017. Excluding impairment and other costs, settlement charges and losses on the early retirement of debt, net income for the first half of 2018 totaled $369 million, or 3.3 percent of sales. Excluding settlement charges and losses on the early retirement of debt, net income for the first half of 2017 totaled $221 million, or 2.0 percent of sales. When also excluding asset sale gains, net income for the first half of 2018 totaled $316 million, or 2.8 percent of sales, compared to $152 million or 1.4 percent of sales, in the first half of 2017.

Cash Flow

Net cash provided by operating activities was $544 million in the first half of 2018, compared with $546 million in the first half of 2017. Net cash used by investing activities in the first half of 2018 was $312 million, compared with $210 million in the first half of 2017. Operating cash flows net of investing were $232 million in the first half of 2018, compared with $336 million in the first half of 2017.

The company repurchased approximately $344 million face value of senior notes and debentures in the second quarter of 2018. The debt repurchases were made in the open market for a total cost of approximately $354 million, including premium expenses and other fees related to the transactions.

In the first half of 2018, the company's asset sales totaled $88 million in cash proceeds, compared with $150 million in the first half of 2017.

Looking Ahead - Raising Earnings and Sales Guidance

Macy's, Inc. is updating its guidance for fiscal 2018. The company now expects adjusted earnings per diluted share of $3.95 to $4.15 in fiscal 2018, excluding anticipated settlement charges related to the company’s defined benefit plans as well as impairment and other costs.

Total sales are expected to range from flat to a 0.7 percent increase in fiscal 2018. Comparable sales on an owned plus licensed basis are expected to increase between 2.0 and 2.5 percent for the second half of 2018, which translates to an annual increase of between 2.1 and 2.5 percent. Comparable sales on an owned basis are expected to be 20-30 basis points below comparable sales on an owned plus licensed basis in fiscal 2018, which is consistent with prior guidance.

Total sales guidance is provided on a 52-week basis in 2018 compared to a 53-week basis in 2017. Comparable sales guidance is provided on a 52-week basis in both 2018 and 2017.

The company's 2018 results, 2017 results and guidance for fiscal 2018 reflect the new accounting standards related to revenue recognition and retirement benefits. Macy's, Inc. has recast its quarterly income statements and balance sheets for 2016 and 2017 to reflect adoption of these new standards. These documents can be found on the investor relations page at www.macysinc.com.

Important Information Regarding Financial Measures

Please see the final pages of this news release for important information regarding the calculation of the company’s non-GAAP financial measures.

Macy’s, Inc. is one of the nation’s premier retailers. With fiscal 2017 sales of $24.837 billion and approximately 130,000 employees, the company operates approximately 690 department stores under the nameplates Macy’s and Bloomingdale’s, and more than 170 specialty stores that include Bloomingdale’s The Outlet, Bluemercury, Macy’s Backstage and STORY. Macy’s, Inc. operates stores in 44 states, the District of Columbia, Guam and Puerto Rico, as well as macys.com, bloomingdales.com and bluemercury.com. Bloomingdale’s stores in Dubai and Kuwait are operated by Al Tayer Group LLC under license agreements. Macy’s, Inc. has corporate offices in Cincinnati, Ohio, and New York, New York.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed real estate and other transactions, prevailing interest rates and non-recurring charges, the effect of federal tax reform, store closings, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers’ outlets, the Internet, mail-order catalogs and television shopping and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission. Macy’s disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

NOTE: Additional information on Macy’s, Inc., including past news releases, is available at www.macysinc.com/pressroom. A webcast of Macy's, Inc.’s call with analysts and investors will be held today (August 15, 2018) at 9:30 a.m. ET. The webcast is accessible to the media and general public via the company's website at www.macysinc.com. Analysts and investors may call in on 1-800-239-9838, passcode 1925865. A replay of the conference call can be accessed on the website or by calling 1-888-203-1112 (same passcode), about two hours after the conclusion of the call.

Macy's, Inc. is scheduled to present at the Goldman Sachs Annual Global Retailing Conference at 8:05 a.m. ET on Thursday, September 6, 2018, in New York City. Media and investors may access a live audio webcast of the presentation at www.macysinc.com/ir on September 6, 2018. A replay of the webcast will be available on the company’s website.

MACY’S, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended		13 Weeks Ended
	August 4, 2018		July 29, 2017
	$	% to Net sales	$	% to Net sales

Net sales	$5,572		$5,636

Credit card revenues, net	186	3.3%	167	3.0%

Cost of sales	(3,320)	(59.6%)	(3,403)	(60.4%)

Selling, general and administrative expenses	(2,164)	(38.8%)	(2,161)	(38.4%)

Gains on sale of real estate	46	0.8%	43	0.8%

Impairment and other costs (Note 2)	(17)	(0.3%)	—	—%

Operating income	303	5.4%	282	5.0%

Benefit plan income, net	11		14

Settlement charges (Note 3)	(50)		(51)

Interest expense, net	(62)		(79)

Gains (losses) on early retirement of debt (Note 4)	(5)		2

Income before income taxes	197		168

Federal, state and local income tax expense (Note 5)	(33)		(60)

Net income	164		108

Net loss attributable to noncontrolling interest	2		3

Net income attributable to Macy's, Inc. shareholders	$166		$111

Basic earnings per share attributable to Macy's, Inc. shareholders	$.54		$.36

Diluted earnings per share attributable to Macy's, Inc. shareholders	$.53		$.36

Average common shares:
Basic	307.7		305.5
Diluted	312.0		306.5

End of period common shares outstanding	307.0		304.6

Depreciation and amortization expense	$235		$244

MACY’S, INC.

Consolidated Statements of Income (Unaudited)

Notes:

(1)
The 13 weeks ended July 29, 2017 have been recast to reflect the company's retrospective adoption of Accounting Standards Update No. 2014-09 (ASU 2014-09), Revenue from Contracts with Customers, on February 4, 2018. Further, because of the seasonal nature of the retail business, the results of operations for the 13 weeks ended August 4, 2018 and July 29, 2017 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.

(2)
For the 13 weeks ended August 4, 2018, impairment and other costs amounted to $17 million and included costs associated with the wind-down of Macy's China Limited. The after tax effect of these charges was $11 million or $0.04 per diluted share attributable to Macy’s, Inc.

(3)
Non-cash settlement charges of $50 million and $51 million, respectively, were recognized during the 13 weeks ended August 4, 2018 and July 29, 2017. The after tax effect of these charges during the 13 weeks ended August 4, 2018 was $38 million, or $0.12 per diluted share attributable to Macy’s, Inc. The after tax effect of these charges during the 13 weeks ended July 29, 2017 was $32 million, or $0.10 per diluted share attributable to Macy’s, Inc. These charges are the result of an increase in lump sum distributions associated with store closings, organizational restructuring, a voluntary separation program, and periodic distribution activity.

(4)
The 13 weeks ended August 4, 2018 included losses of $5 million associated with early retirement of debt. These losses included repurchase expenses and fees net of the write-off of unamortized debt premiums. The after tax effect of the losses during the 13 weeks ended August 4, 2018 was $4 million, or $0.01 per diluted share attributable to Macy's, Inc. Debt repurchases during the 13 weeks ended July 29, 2017 resulted in gains of $2 million associated with early retirement of debt.

(5)
For the 13 weeks ended August 4, 2018, federal, state and local income taxes differed from the company's federal income tax statutory rate of 21% because of the effects of state and local taxes, including the settlement of various tax issues and tax examinations. Further, the 13 weeks ended August 4, 2018 and July 29, 2017 included the recognition of approximately $2 million of net excess tax benefits and $1 million of net tax deficiencies, respectively, associated with share-based payment awards. These items as well as the enactment of U.S. federal tax reform in December 2017 resulted in an effective tax rate for the 13 weeks ended August 4, 2018 of 16.8% as compared to 35.7% for the 13 weeks ended July 29, 2017.

MACY’S, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	26 weeks ended		26 weeks ended
	August 4, 2018		July 29, 2017
	$	% to Net sales	$	% to Net sales

Net sales	$11,112		$10,986

Credit card revenues, net	343	3.1%	328	3.0%

Cost of sales	(6,701)	(60.3%)	(6,706)	(61.0%)

Selling, general and administrative expenses	(4,247)	(38.2%)	(4,218)	(38.4%)

Gains on sale of real estate	70	0.6%	111	1.0%

Impairment and other costs (Note 2)	(36)	(0.3%)	—	—%

Operating income	541	4.9%	501	4.6%

Benefit plan income, net	22		27

Settlement charges	(50)		(51)

Interest expense, net	(128)		(163)

Losses on early retirement of debt (Note 3)	(5)		(1)

Income before income taxes	380		313

Federal, state and local income tax expense (Note 4)	(84)		(128)

Net income	296		185

Net loss attributable to noncontrolling interest	10		4

Net income attributable to Macy's, Inc. shareholders	$306		$189

Basic earnings per share attributable to Macy's, Inc. shareholders	$.99		$.62

Diluted earnings per share attributable to Macy's, Inc. shareholders	$.98		$.62

Average common shares:
Basic	307.1		305.2
Diluted	310.7		306.7

End of period common shares outstanding	307.0		304.6

Depreciation and amortization expense	$470		$487

MACY’S, INC.

Consolidated Statements of Income (Unaudited)

Notes:

(1)
The 26 weeks ended July 29, 2017 have been recast to reflect the company's retrospective adoption of Accounting Standards Update No. 2014-09 (ASU 2014-09), Revenue from Contracts with Customers, on February 4, 2018. Further, because of the seasonal nature of the retail business, the results of operations for the 26 weeks ended August 4, 2018 and July 29, 2017 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.

(2)
For the 26 weeks ended August 4, 2018, impairment and other costs amounted to $36 million and included costs associated with the wind-down of Macy's China Limited. The after tax effect of these charges was $21 million or $0.08 per diluted share attributable to Macy’s, Inc.

(3)
Non-cash settlement charges of $50 million and $51 million, respectively, were recognized during the 26 weeks ended August 4, 2018 and July 29, 2017. The after tax effect of these charges during the 26 weeks ended August 4, 2018 was $38 million, or $0.12 per diluted share attributable to Macy’s, Inc. The after tax effect of these charges during the 26 weeks ended July 29, 2017 was $32 million, or $0.10 per diluted share attributable to Macy’s, Inc. These charges are the result of an increase in lump sum distributions associated with store closings, organizational restructuring, a voluntary separation program, and periodic distribution activity.

(4)
The 26 weeks ended August 4, 2018 and July 29, 2017 included losses of $5 million and $1 million, respectively, associated with the early retirement of debt. These losses included repurchase expenses and fees net of the write-off of unamortized debt premiums. The after tax impact during the 26 weeks ended August 4, 2018 was $4 million, or $0.01 per diluted share attributable to Macy's, Inc.

(5)
For the 26 weeks ended August 4, 2018, federal, state and local income taxes differed from the company's federal income tax statutory rate of 21% because of the effects of state and local taxes, including the settlement of various tax issues and tax examinations. Further, the 26 weeks ended August 4, 2018 and July 29, 2017 included the recognition of approximately $1 million and $12 million, respectively, of net tax deficiencies associated with share-based payment awards. These items as well as the enactment of U.S. federal tax reform in December 2017 resulted in an effective tax rate for the 26 weeks ended August 4, 2018 of 22.1% as compared to 40.9% for the 26 weeks ended July 29, 2017.

MACY’S, INC.

Consolidated Balance Sheets (Unaudited)

(millions)

	August 4, 2018	February 3, 2018	July 29, 2017
ASSETS:
Current Assets:
Cash and cash equivalents	$1,068	$1,455	$783
Receivables	261	363	382
Merchandise inventories	4,956	5,178	4,980
Prepaid expenses and other current assets	580	650	571
Total Current Assets	6,865	7,646	6,716

Property and Equipment – net	6,547	6,672	6,822
Goodwill	3,908	3,897	3,897
Other Intangible Assets – net	483	488	493
Other Assets	865	880	810

Total Assets	$18,668	$19,583	$18,738

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Short-term debt	$63	$22	$16
Merchandise accounts payable	1,795	1,590	1,669
Accounts payable and accrued liabilities	2,608	3,271	2,939
Income taxes	15	296	52
Total Current Liabilities	4,481	5,179	4,676

Long-Term Debt	5,473	5,861	6,301
Deferred Income Taxes	1,194	1,148	1,549
Other Liabilities	1,626	1,662	1,773
Shareholders' Equity:
Macy's, Inc.	5,916	5,745	4,444
Noncontrolling interest	(22)	(12)	(5)
Total Shareholders' Equity	5,894	5,733	4,439

Total Liabilities and Shareholders’ Equity	$18,668	$19,583	$18,738

Note: The prior year's amounts reflect the retrospective adoption of ASU 2014-09 on February 4, 2018.

MACY’S, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)

	26 Weeks Ended	26 Weeks Ended
	August 4, 2018	July 29, 2017
Cash flows from operating activities:
Net income	$296	$185
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment and other costs	36	—
Settlement charges	50	51
Depreciation and amortization	470	487
Stock-based compensation expense	31	31
Gains on sale of real estate	(70)	(111)
Amortization of financing costs and premium on acquired debt	(5)	(10)
Changes in assets and liabilities:
Decrease in receivables	88	119
Decrease in merchandise inventories	221	419
Decrease in prepaid expenses and other current assets	29	59
Increase in merchandise accounts payable	219	261
Decrease in accounts payable, accrued liabilities and other items not separately identified	(492)	(604)
Decrease in current income taxes	(271)	(302)
Increase in deferred income taxes	36	26
Change in other assets and liabilities not separately identified	(94)	(65)
Net cash provided by operating activities	544	546

Cash flows from investing activities:
Purchase of property and equipment	(275)	(247)
Capitalized software	(133)	(125)
Disposition of property and equipment	88	150
Other, net	8	12
Net cash used by investing activities	(312)	(210)

Cash flows from financing activities:
Debt repaid	(357)	(560)
Dividends paid	(232)	(230)
Decrease in outstanding checks	(90)	(64)
Acquisition of treasury stock	—	(1)
Issuance of common stock	38	2
Proceeds from noncontrolling interest	5	6
Net cash used by financing activities	(636)	(847)

Net decrease in cash, cash equivalents and restricted cash	(404)	(511)
Cash, cash equivalents and restricted cash beginning of period	1,513	1,334

Cash, cash equivalents and restricted cash end of period	$1,109	$823

Note: The prior period's amounts reflect the retrospective adoption of ASU 2014-09, ASU 2016-18 (ASU 2016-18), Restricted Cash, and ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments, on February 4, 2018. As a result of the adoption of ASU 2016-18, restricted cash of $41 million and $40 million have been included with cash and cash equivalents above for the 26 weeks ended August 4, 2018 and July 29, 2017, respectively. Further, certain reclassifications were made to the prior period's amounts to conform with the classifications of such amounts in the most recent period.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). However, management believes that certain non-GAAP financial measures provide users of the company's financial information with additional useful information in evaluating operating performance. Management believes that providing supplemental changes in comparable sales on an owned plus licensed basis, which includes adjusting for growth in comparable sales of departments licensed to third parties and certain promotional events, assists in evaluating the company's ability to generate sales growth, whether through owned businesses or departments licensed to third parties, and in evaluating the impact of changes in the manner in which certain departments are operated. In addition, management believes that excluding certain items from operating income, net income and diluted earnings per share attributable to Macy's, Inc. shareholders that are not associated with the company’s core operations and that may vary substantially in frequency and magnitude period-to-period provides useful supplemental measures that assist in evaluating the company's ability to generate earnings and to more readily compare these metrics between past and future periods. Further, providing cash flow from operating activities net of cash used in investing activities is a useful measure in evaluating the company’s ability to generate cash from operations after giving effect to cash used by investing activities.

The reconciliation of the forward-looking non-GAAP financial measure of changes in comparable sales on an owned plus licensed basis to GAAP comparable sales (i.e., on an owned basis) is in the same manner as illustrated below, except that the impact of growth in comparable sales of departments licensed to third parties is the only reconciling item. In addition, the company does not provide the most directly comparable forward-looking GAAP measure of net income and diluted earnings per share attributable to Macy’s, Inc. shareholders excluding certain items because the timing and amount of excluded items are unreasonably difficult to fully and accurately estimate.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the company's financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the company's financial position, results of operations or cash flows and should therefore be considered in assessing the company's actual and future financial condition and performance. Additionally, the amounts received by the company on account of sales of departments licensed to third parties are limited to commissions received on such sales. The methods used by the company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

(All amounts in millions except percentages and per share figures)

Change in Comparable Sales

	13 Weeks Ended August 4, 2018	26 Weeks Ended August 4, 2018

Increase in comparable sales on an owned basis (Note 1)	0.0%	1.9%

Impact of growth in comparable sales of departments licensed to third parties (Note 2)	0.5%	0.4%

Increase in comparable sales on an owned plus licensed basis	0.5%	2.3%

Impact of quarterly timing shift associated with the Spring 2018 Friends and Family promotional event	2.4%	0.0%

Adjusted increase in comparable sales on an owned plus licensed basis	2.9%	2.3%

Notes:

(1)
Represents the period-to-period percentage change in net sales from stores in operation throughout the year presented and the immediately preceding year and all online sales, excluding commissions from departments licensed to third parties. Stores impacted by a natural disaster or undergoing significant expansion or shrinkage remain in the comparable sales calculation unless the store is closed for a significant period of time. Definitions and calculations of comparable sales differ among companies in the retail industry.

(2)
Represents the impact of including the sales of departments licensed to third parties occurring in stores in operation throughout the year presented and the immediately preceding year and all online sales in the calculation of comparable sales. The company licenses third parties to operate certain departments in its stores and online and receives commissions from these third parties based on a percentage of their net sales. In its financial statements prepared in conformity with GAAP, the company includes these commissions (rather than sales of the departments licensed to third parties) in its net sales. The company does not, however, include any amounts in respect of licensed department sales (or any commissions earned on such sales) in its comparable sales in accordance with GAAP (i.e., on an owned basis). The amounts of commissions earned on sales of departments licensed to third parties are not material to its net sales for the periods presented.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

Net Income and Diluted Earnings Per Share Attributable to Macy's, Inc. Shareholders, Excluding Certain Items

The following is a reconciliation of the non-GAAP financial measures of net income and diluted earnings per share attributable to Macy’s, Inc. shareholders, excluding certain items identified below, to GAAP net income and diluted earnings per share attributable to Macy’s, Inc., shareholders, which the company believes to be the most directly comparable GAAP measures.

	13 Weeks Ended		13 Weeks Ended
	August 4, 2018		July 29, 2017

	Net Income Attributable to Macy's, Inc. Shareholders	Diluted Earnings Per Share	Net Income Attributable to Macy's, Inc. Shareholders	Diluted Earnings Per Share
As reported (GAAP)	$166	$0.53	$111	$0.36
Impairment and other costs (Note 1)	15	0.05	—	—
Settlement charges	50	0.16	51	0.17
Losses (gains) on early retirement of debt (Note 2)	5	0.02	(2)	—
Income tax impact of certain items identified above	(17)	(0.06)	(19)	(0.07)
As adjusted to exclude certain items identified above	$219	$0.70	$141	$0.46

Gains on sale of real estate	(46)	(0.15)	(43)	(0.14)
Income tax impact of gains on sale of real estate	12	0.04	16	0.05
As adjusted to exclude gains on sale of real estate and certain other items identified above	$185	$0.59	$114	$0.37

	26 Weeks Ended		26 Weeks Ended
	August 4, 2018		July 29, 2017

	Net Income Attributable to Macy's, Inc. Shareholders	Diluted Earnings Per Share	Net Income Attributable to Macy's, Inc. Shareholders	Diluted Earnings Per Share
As reported (GAAP)	$306	$0.98	$189	$0.62
Impairment and other costs (Note 1)	28	0.09	—	—
Settlement charges	50	0.16	51	0.17
Losses on early retirement of debt (Note 2)	5	0.02	1	—
Income tax impact of certain items identified above	(20)	(0.06)	(20)	(0.07)
As adjusted to exclude certain items identified above	$369	$1.19	$221	$0.72

Gains on sale of real estate	(70)	(0.23)	(111)	(0.36)
Income tax impact of gains on sale of real estate	17	0.06	42	0.14
As adjusted to exclude gains on sale of real estate and certain other items identified above	$316	$1.02	$152	$0.50

Notes:

(1)
For the 13 and 26 weeks ended August 4, 2018, the above pre-tax adjustments exclude impairment and other costs attributable to the noncontrolling interest shareholder of $2 million and $8 million, respectively.

(2)	The impacts during the 13 and 26 weeks ended July 29, 2017 represent values less than $0.01 per diluted share attributable to Macy's, Inc. shareholders.